 EXHIBIT 99

SUPERIOR BANCORP
REPORTS FIRST QUARTER 2009 RESULTS

•        Net loss of $686,000
•        Net loss per share: $(0.18)
•        Assets up 6%: $3.1 billion vs. $3.0 billion
•        Loans up 14%: $2.4 billion vs. $2.1 billion
•        Deposits up 16%: $2.5 billion vs. $2.2 billion
•        “Well-Capitalized” bank with 11.89% total risk-based capital

Birmingham, Alabama, April 27, 2009: Superior Bancorp (NASDAQ: SUPR) today reported its first quarter 2009 results. A summary of its results is provided below and in the attached selected financial data.

	As of and for the Quarters Ended
(Dollars in thousands, except per share data	March 31, 2009	March 31, 2008
Total assets	$3,134,438	$2,963,899
Total loans, net of unearned income	2,359,299	2,066,192
Total deposits	2,507,665	2,165,884
Stockholders’ equity	251,070	351,835
Net interest income	21,328	18,492
Net (loss) income	(686)	695
Net (loss) income available to common stockholders	(1,829)	695
Net (loss) income per common share	(0.18)	0.07
Total branches	77	74

CEO Stan Bailey stated, “As expected by management, the quarter’s results are reflective of this difficult recessionary period and the challenges facing the entire banking industry.  While our non-performing assets did increase as we had anticipated, our credit losses remain low and consistent with our historical levels.  Equally important, we showed dramatic growth in new customers and core deposits while seeing loan growth moderate in comparison to 2008.    Today, Superior Bank enjoys a very high level of liquidity, and our reliance on non-customer funding is quite low.  We are also closely focused on our capital structure, which is ’well capitalized’ so that our capacity to finance new lending activity remains strong. As of March 31, 2009, Superior Bancorp’s tangible equity ratio was 7.42% and Superior Bank‘s total risk-based capital ratio was 11.89%.”

Credit Quality Management

Non-performing loans increased during the quarter to $74.2 million, or 3.15% of loans at March 31, 2009, from $62.8 million, or 2.71% at December 31, 2008. Loans in the 30-89 days past due category increased to 2.34% of total loans at March 31, 2009 from 1.03% of total loans at December 31, 2008, primarily as a result of one credit totaling $14.7 million.  Non-performing assets are 4.2% of loans plus foreclosed assets at March 31, 2009.

Net loan charge-offs increased slightly to 0.42% as a percentage of average loans during the first quarter of 2009, compared to 0.32% during the fourth quarter of 2008.  Of the $2.4 million net charge-offs in the first quarter of 2009, Superior Bank’s charge-offs were $1.9 million, or 0.33% of consolidated average loans, and our two consumer finance companies’ charge-offs were $0.5 million, or 0.09% of consolidated average loans.

The provision for loan losses was $3.5 million in the first quarter of 2009, increasing the allowance for loan losses to 1.27% of net loans, or $29.9 million, at March 31, 2009, compared to 1.25% of net loans, or $28.9 million, at December 31, 2008.

First Quarter 2009 Results – Comparison with First Quarter, 2008

Net loss available to common stockholders for the first quarter of 2009 was $(1.8) million, or $(0.18) per share, compared to net income of $695,000, or $0.07 per share, for the first quarter of 2008. Net loss available to common stockholders for the first quarter of 2009 includes $1.1 million in preferred stock dividends and amortization on related warrants on $69 million of preferred stock from the U. S. Treasury Troubled Asset Relief Program.  Excluding the preferred dividend net loss totaled $(686,000).  The loss also includes an after-tax charge of $204,000 due to the credit-related impairment of a security deemed to be other-than-temporary, and an after-tax charge of $369,000 related to the call of an interest rate swap.

Net interest income increased 15%, to $21.3 million during the first quarter of 2009 from $18.5 million in the first quarter of 2008. The tax-adjusted net interest margin for the first quarter of 2009 was 3.12%, compared to 3.04% for the first quarter of 2008.  Lower deposit pricing and Superior’s initiation of market risk-based loan pricing contributed to the improvement from the net interest margin in the first quarter of 2008.

Superior’s core noninterest income increased to $5.9 million in the first quarter of 2009 from $5.2 million in the first quarter of 2008, a 14% increase. Deposit service charges were up approximately 14%, due to recent pricing changes and account growth. Mortgage banking income increased approximately 34% due to significantly increased refinancing volume.

Superior’s core noninterest expense increased to $22.8 million in the first quarter of 2009 from $21.2 million in the first quarter of 2008, an 8% increase, due to several factors.  The full impact of Superior’s new branch program, which contributed to increases in personnel, occupancy cost, and equipment expense, totaled approximately $ 0.4 million.   An additional large increase ($0.4 million) was recorded in insurance expense due to a first quarter of 2009 FDIC premium increase along with the exhaustion of premium rebates.  Superior has also recognized additional cost of approximately $0.4 million associated with foreclosed assets.

Over the course of the last year, we have seen a significant transformation of the funding of Superior Bank, as we have lowered the reliance on borrowings and brokered deposits to levels where they are now less than approximately 9% and 6%, respectively, of the Bank’s funding, as we have brought core customer-based deposits in to replace funds historically provided by borrowings and brokered deposits.  This has been accomplished even while we achieved loan growth of approximately 14% during the same period.  In other words, we funded loan growth while strengthening our deposit funding base at the same time.

Superior’s branching program has made a significant contribution to this progress.  To date, new branches have added approximately $360 million in core deposits.  We expect these branches to make continued contributions to our growth in the future, as most of them have yet to reach maturity in their markets.

First Quarter 2009 Results – Comparison with Fourth Quarter, 2008

Net interest income declined slightly, from $21.8 million to $21.3 million.  The net interest margin for the fourth quarter of 2008 was 3.29% compared to 3.12% for the first quarter of 2009. This narrowing is due principally to a decrease in the prime rate late in the fourth quarter of 2008, the effect of which was felt for the full first quarter, and increased non-performing assets. The effect of non-accrual loans on the net interest margin for the first quarter, 2009 is estimated to be 0.13%.

Core noninterest income rose from $5.3 million to $5.9 million, due principally to increases in mortgage banking income. Core noninterest expense declined from $23.8 million to $22.8 million. This was primarily due to a decline in salaries and benefits as the fourth quarter of 2008 included certain incentive compensation and medical benefit accruals offset slightly by annual merit increases awarded in the first quarter of 2009.

Balance Sheet Growth

Superior Bancorp’s total deposits at March 31, 2009 were $2.5 billion, up from $2.2 billion at March 31, 2008.  Loans increased to $2.4 billion at March 31, 2009, an increase of 14% over that same period. We approved approximately $327 million in new loan commitments in the quarter, two-thirds of which were residential mortgages for sale in the secondary market.  The balance of our lending activity contributed to an approximately $45 million, or 2% net increase in loan totals since year-end 2008.

Outlook

Bailey concluded, “As we have noted in previous reports, these are unprecedented times.  While we may be seeing some early signs of economic improvement and some renewed confidence in the stock market, these are very preliminary, and at best we are still in a very protracted recession.  At Superior Bank, our focus will remain on the long run, on maintaining our bank’s ability to support our customers in their growth along conservative lines.  We are pleased with the growth in our deposits this quarter, and with the strong liquidity and capital picture Superior presents, because it enables us to steer our way through these times with a high level of confidence and the knowledge that we will be able to continue to support our customers.   In that vein, our new business development activities continue to be focused on relationship building, and we welcome to Superior customers who are seeking to build a partnership with a bank in it for the long haul, and who may have grown tired of the revolving door of name-changes, new account officers, changing loan policies, and decision-making from long distance.  Superior is more than a name – it is what we are!”

About Superior Bancorp

Superior Bancorp is a $3.1 billion thrift holding company headquartered in Birmingham, Alabama. The principal subsidiary of Superior Bancorp is Superior Bank, a Southeastern community bank and the third largest U S banking institution headquartered in Alabama.  Superior Bank currently has 77 branches, with 45 locations throughout the state of Alabama and 32 locations in Florida.  Superior Bank also operates 24 consumer finance offices in North Alabama as 1st Community Credit and Superior Financial Services.

This press release contains financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). Superior’s management uses these “non-GAAP” measures in its analysis of Superior’s performance. Non-GAAP measures typically adjust GAAP performance measures to exclude the effects of charges, expenses and gains related to the consummation of mergers and acquisitions, and costs related to the integration of merged entities. These non-GAAP measures may also exclude other significant gains, losses or expenses that are unusual in nature and not expected to recur. Since these items and their impact on Superior’s performance are difficult to predict, management believes presentations of financial measures excluding the impact of these items provide useful supplemental information that is important for a proper understanding of the operating results of Superior’s core business. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that are presented by other companies.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us or on our behalf. Some of the disclosures in this release, including any statements preceded by, followed by or which include the words  “may,” “could,” “should,” “will,” “would,” “hope,” “might,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “assume” or similar expressions constitute forward-looking statements. These forward-looking statements, implicitly and explicitly, include the assumptions underlying the statements and other information with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates, intentions, financial condition, results of operations, future performance and business, including our expectations and estimates with respect to our revenues, expenses, earnings, return on equity, return on assets, efficiency ratio, asset quality, the adequacy of our allowance for loan losses and other financial data and capital and performance ratios. Although we believe that the expectations reflected in our forward-looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors (some of which are beyond our control). Such forward looking statements should, therefore, be considered in light of various important factors set forth from time to time in our reports and registration statements filed with the SEC. The following factors, among others, could cause our financial performance to differ materially from our goals, plans, objectives, intentions, expectations and other forward-looking statements: (1) the strength of the United States economy in general and the strength of the regional and local economies in which we conduct operations; (2) the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; (3) inflation, interest rate, market and monetary fluctuations; (4) our ability to successfully integrate the assets, liabilities, customers, systems and management we acquire or merge into our operations; (5) our timely development of new products and services in a changing environment, including the features, pricing and quality compared to the products and services of our competitors; (6) the willingness of users to substitute competitors’ products and services for our products and services; (7) the impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies; (8) our ability to resolve any legal proceeding on acceptable terms and its effect on our financial condition or results of operations; (9) technological changes; (10) changes in consumer spending and savings habits; (11) the effect of natural disasters, such as hurricanes, in our geographic markets; (12) regulatory, legal or judicial proceedings; (13) the continuing instability in the domestic and international capital markets; (14) the effects of new and proposed laws relating to financial institutions and credit transactions; and (15) the effects of policy initiatives that have been and may continue to be  introduced by the new Presidential administration and related regulatory actions.

Superior Bancorp disclaims any intent or obligation to update forward-looking statements.

More information on Superior Bancorp and its subsidiaries may be obtained over the Internet, http://www.superiorbank.com, or by calling 1-877-326-BANK (2265).

COMPANY CONTACT:

Jim White, Chief Financial Officer, (205) 327-3656

Superior Bancorp and Subsidiaries
Condensed Consolidated Statements of Financial Condition
(Dollars In Thousands)

	March 31,		December 31,
	2009	2008	2008
	(Unaudited)	(Unaudited)
Assets
Cash and due from banks	$77,471	$67,057	$74,237
Interest-bearing deposits in other banks	39,336	5,515	10,042
Federal funds sold	2,455	10,647	5,169
Investment securities available for sale	338,590	367,975	347,142
Tax lien certificates	18,804	12,085	23,786
Mortgage loans held for sale	40,628	41,789	22,040
Loans, net of unearned income	2,359,299	2,066,192	2,314,921
Less: Allowance for loan losses	(29,871)	(23,273)	(28,850)
Net loans	2,329,428	2,042,919	2,286,071
Premises and equipment, net	105,521	104,687	104,085
Accrued interest receivable	15,108	15,566	14,794
Stock in FHLB	19,337	19,227	21,410
Cash surrender value of life insurance	48,718	45,731	48,291
Goodwill and other intangibles	19,963	186,519	21,052
Other real estate	25,609	6,566	19,971
Other assets	53,470	37,616	54,611

Total assets	$3,134,438	$2,963,899	$3,052,701

Liabilities and Stockholders' Equity
Deposits
Noninterest-bearing	$253,447	$226,256	$212,732
Interest-bearing	2,254,218	1,939,628	2,130,256
Total deposits	2,507,665	2,165,884	2,342,988

Advances from FHLB	243,322	312,832	361,324
Federal funds borrowed and security repurchase agreements	1,737	6,619	3,563
Notes payable	45,575	9,500	7,000
Subordinated debentures	60,829	53,658	60,884
Accrued expenses and other liabilities	24,240	63,571	25,703
Total liabilities	2,883,368	2,612,064	2,801,462

Stockholders' Equity
Preferred stock, par value $.001 per share; shares authorized 5,000,000:
Series A, fixed rate cumulative perpetual preferred stock; 69,000 shares issued and
outstanding at March 31, 2009 and December 31, 2008, respectively	-	-	-
Common stock, par value $.001 per share; shares authorized 15,000,000; shares issued
10,427,981, 10,373,556 and 10,403,087, respectively; outstanding 10,099,893, 10,052,808 and 10,074,999, respectively	10	11	10
Surplus - preferred	63,259	-	62,978
- warrants	8,646	-	8,646
- common	329,601	329,008	329,461
Accumulated (deficit) retained earnings	(131,733)	34,252	(129,904)
Accumulated other comprehensive (loss) gain	(6,803)	966	(7,925)
Treasury stock, at cost	(11,341)	(11,364)	(11,373)
Unearned ESOP stock	(398)	(582)	(443)
Unearned restricted stock	(171)	(456)	(211)
Total stockholders' equity	251,070	351,835	251,239

Total liabilities and stockholders' equity	$3,134,438	$2,963,899	$3,052,701

Superior Bancorp and Subsidiaries
Condensed Consolidated Statements of Operations
(Amounts In Thousands, Except Per Share Data)

	Three Months Ended		Year Ended
	March 31,		December 31,
	2009	2008	2008
	(Unaudited)
Interest income
Interest and fees on loans	$34,952	$37,346	$147,162
Interest on investment securities:
Taxable	4,009	4,052	16,310
Exempt from Federal income tax	428	430	1,716
Interest on federal funds sold	5	80	122
Interest and dividends on other investments	362	644	2,578

Total interest income	39,756	42,552	167,888

Interest expense
Interest on deposits	14,893	20,253	68,405
Interest on FHLB advances and other borrowings	2,342	2,792	12,104
Interest on subordinated debt	1,193	1,015	4,094

Total interest expense	18,428	24,060	84,603

Net interest income	21,328	18,492	83,285

Provision for loan losses	3,452	1,872	13,112

Net interest income after provision for loan losses	17,876	16,620	70,173

Noninterest income
Service charges and fees on deposits	2,387	2,103	9,295
Mortgage banking income	1,691	1,266	3,972

Total other-than-temporary impairment ("OTTI") losses	(1,777)	NA	NA
Portion of OTTI recognized in other comprehensive income	1,453	NA	NA

Investment securities (losses) gains	(324)	402	(8,453)
Change in fair value of derivatives	(199)	1,050	1,240
Increase in cash surrender value of life insurance	515	552	2,274
Gain on extinguishment of liabilities	-	-	2,918
Other income	1,216	1,228	5,521
		.
Total noninterest income	5,286	6,601	16,767

Noninterest expenses
Salaries and employee benefits	12,309	12,141	49,672
Occupancy, furniture and equipment expense	4,416	4,060	17,198
Amortization of core deposit intangibles	985	896	3,585
Merger related costs	-	108	118
Goodwill impairment charge	-	-	160,306
Other operating expenses	6,353	5,059	23,800

Total noninterest expenses	24,063	22,264	254,679

(Loss) income before income taxes	(901)	957	(167,739)

Income tax (benefit) expense	(215)	262	(4,588)

Net (loss) income	(686)	695	(163,151)
Preferred stock dividends and amortization	1,143	-	311
Net (loss) income applicable to common shareholders	$(1,829)	$695	$(163,462)

Basic net (loss) income per common share	$(0.18)	$0.07	$(16.31)
Diluted net (loss) income per common share	$(0.18)	$0.07	$(16.31)

Weighted average common shares outstanding	10,053	10,011	10,021
Weighted average common shares outstanding, assuming dilution	10,053	10,045	10,021

SUPERIOR BANCORP AND SUBSIDIARIES
UNAUDITED SUMMARY CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except per share data)

	As of and for the Three Months		As of and for the Year
	Ended March 31,		Ended December 31,
	2009	2008	2008
Selected Average Balances :
Total assets	$3,099,143	$2,897,591	$3,010,045
Total liabilities	2,847,493	2,546,240	2,659,816
Loans, net of unearned income	2,342,025	2,032,730	2,147,524
Mortgage loans held for sale	50,120	37,582	25,251
Investment securities	342,362	347,167	346,046
Total interest-earning assets	2,798,747	2,472,689	2,576,505
Noninterest-bearing deposits	231,547	216,745	218,486
Interest-bearing deposits	2,200,143	1,982,981	2,009,918
Advances from FHLB	319,323	246,247	335,393
Federal funds borrowed and security repurchase agreements	3,073	8,389	7,513
Subordinated debentures	60,852	53,707	55,736
Total interest-bearing liabilities	2,594,370	2,304,554	2,421,892
Stockholders' equity	251,650	351,350	350,229

Per Share Data:
Net (loss) income - basic	$(0.18)	$0.07	$(16.31)
- diluted (8)	$(0.18)	$0.07	$(16.31)
Weighted average common shares outstanding - basic	10,053	10,011	10,021
Weighted average common shares outstanding - diluted (8)	10,053	10,045	10,021
Common book value per share at period end	$17.74	$35.00	$17.83
Tangible common book value per share at period end	$15.76	$16.44	$15.74
Preferred shares outstanding at period end	69	-	69
Common shares outstanding at period end	10,100	10,053	10,075

Performance Ratios and Other Data:
Return on average assets(1)	(0.09%)	0.10%	(5.42%)
Return on average tangible assets(1)	(0.09)	0.10	(5.78)
Return on average stockholders' equity(1)	(1.11)	0.80	(46.58)
Return on average tangible equity(1)	(1.20)	1.70	(99.05)
Net interest margin(1)(2)(3)	3.12	3.04	3.27
Net interest spread(1)(3)(4)	2.91	2.76	3.06
Noninterest income to average assets(1)(5)	0.77	0.72	0.70
Noninterest expense to average assets(1)(6)	2.99	2.95	2.99
Efficiency ratio (7)	83.20	88.92	85.67
Average loan to average deposit ratio	98.37	94.12	97.50
Average interest-earning assets to average
interest-bearing liabilities	107.88	107.30	106.38
Intangible assets - goodwill	$-	$162,466	$-
- core deposit intangible ("CDI") and other intangibles	19,963	24,053	21,052

Assets Quality Ratios:
Nonaccrual loans	$68,311	$30,543	$54,712
Accruing loans 90 days or more delinquent	5,923	251	8,033
Other real estate owned and repossessed assets	25,983	6,748	20,303
Total nonperforming assets ("NPAs")	100,217	37,542	83,048
Restructured loans, not included in total NPAs	12,265	65	2,643
Net loan charge-offs	2,431	1,467	7,130
Allowance for loan losses to nonperforming loans	40.24%	75.58%	45.98%
Allowance for loan losses to loans, net of unearned
income	1.27%	1.13%	1.25%
NPAs to loans plus NPAs, net of unearned income	4.20%	1.81%	3.56%
NPAs to total assets	3.20%	1.27%	2.72%
Net loan charge-offs to average loans(1)	0.42%	0.29%	0.33%
Net loan charge-offs as a percentage of:
Provision for loan losses	70.43%	78.38%	54.38%
Allowance for loan losses(1)	33.01%	25.29%	24.71%

(1)-Annualized for the three-month periods ended March 31, 2009 and 2008.
(2)-Net interest income divided by average earning assets.
(3)-Calculated on a taxable equivalent basis.
(4)-Yield on average interest-earning assets less rate on average interest-bearing liabilities.
(5)-Noninterest income has been adjusted for changes in fair value of derivatives, investment security gains(losses), and gain on extinguishment of liabilities.
(6)-Noninterest expense has been adjusted for core deposit intangible ('CDI') amortization,  merger related costs, goodwill impairment charge, losses on other real estate and the loss on sale of assets.

(7)-Efficiency ratio is calculated by dividing noninterest expense (adjusted for CDI amortization, merger-related costs, goodwill impairment charge, losses on other real estate and the loss on sale of assets) by noninterest income (adjusted for changes in fair values of derivatives, investment security gains (losses), plus net interest income on a fully tax equivalent basis, and gain on extinguishment of liabilities).

(8)-Common stock equivalents of 86,633 and 65,226 shares were not included in computing diluted earnings per share for the three- and twelve-month periods ending March 31, 2009 and December 31, 2008, respectively, because their effects were antidilutive.

SUPERIOR BANCORP AND SUBSIDIARIES
UNAUDITED SUMMARY CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands,Except Per Share Data)

	For the Three-months Ended March 31,		For the Year Ended
Reconciliation Table	2009	2008	December 31, 2008
Core noninterest income (non-GAAP)	$5,889	$5,182	$21,051
Investment securities (losses) gains	(324)	402	(8,453)
Change in fair value of derivatives	(199)	1,050	1,240
Gain on extinguishment of liabilities	-	-	2,918
Other, net	(80)	(33)	11

Total noninterest income (GAAP)	$5,286	$6,601	$16,767

Core noninterest expense (non-GAAP)	$22,828	$21,249	$90,142
Goodwill impairment charge	-	-	160,306
Amortization of core deposit intangibles	985	896	3,585
Merger related costs	-	108	118
Other, net	250	11	528

Total noninterest expense (GAAP)	$24,063	$22,264	$254,679

	As of March 31,		For the Year Ended
	2009	2008	December 31, 2008
Total stockholders' equity (GAAP)	$251,070	$351,835	$251,239
Intangible assets (GAAP)	19,963	186,519	21,052
Total tangible equity (non-GAAP)	$231,107	$165,316	$230,187